UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): July 12, 2011

GOLDEN ELEPHANT GLASS TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-21071	88-0309578
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

123 Chuangye Road
Haizhou District, Fuxin City,
Liaoning, PRC, 123000
(Address of principal executive offices)

(86) 418-3995066
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2011, Fuyi Zhao, He Li, Guangli Yang, and Hong Tan, notified Golden Elephant, Inc. of their resignations from the board of directors. The former directors served as members of our board of directors since February 2009. The former directors resigned for personal reasons, and not as the result of any disagreement with us on any matters relating to our operations, policies or practices. The former directors’ resignations were effective immediately upon their notification to us.

On July 12, 2011, Hong Tan also notified us of his resignation from the office of our Chief Financial Officer, Treasurer and Secretary. Hong Tan acted as our Chief Financial Officer, Treasurer and Secretary since February 2009. Hong Tan resigned for personal reasons, and not as the result of any disagreement with us on any matters relating to our operations, policies or practices. Hong Tan’s resignation was effective immediately upon their notification to us.

On July 12, 2011, we appointed Lin Tan, age 49, to serve as our Chief Financial Officer. Lin Tan has served as our Chairman, President and Chief Executive Officer since November 2009. She is also the General Manager of Fuxin Hengrui Technology Co. Ltd and director and General Manager of Fuxin Floating Glass Co. Ltd from December 2009 to date. From August 2007 to November 2009, Lin Tan was also the Enterprise Legal Representative of Fuxin Floating Glass Co. Ltd. From July 2007 through March 2008, she was a director and the Enterprise Legal Representative of Fuxin Hengrui Technology Co. Ltd. From 2005 to 2006, she was the Chairman of Fuxin Hengrui Technology Co. Ltd. and was in charge of our restructuring and going public endeavors. Lin Tan holds a Bachelor degree in Mechanics and Automation from Liaoning Technology and Engineering University and a Bachelor and Master degree in Mining Management from the Liaoning Technology and Engineering University.

There is no arrangement or understanding between Lin Tan and any other person pursuant to which Lin Tan was selected as an officer. Lin Tan is the sole director and officer and therefore there exists no family relationship between any directors or executive officers. There is no family relationship between Lin Tan and any person nominated or chose by the registrant to become a director or executive officer.

On May 6, 2008, our subsidiary Dollar Come Investment Limited entered into a loan agreement with Lin Tan to borrow $5 million at the annual interest rate of 8%. The agreement has a two-year term, and was unsecured and due no later than May 5, 2010. The loan proceeds were used for working capital. Under a July 30, 2008 agreement, $3,260,000 of this loan was paid with payment made to Fuxin Zhonglin Industry Limited and W.T. Construction Inc., both wholly owned by Ms. Tan. An amount of $1,108,343 was offset by advances to Lin Tan during 2009. An additional $146,500 of this loan was offset during the first quarter of 2010. As of July 2011, we owe Lin Tan $485,157 for the principal amount in default and $111,986 for interest incurred thereof. In the fourth quarter of 2010, Lin Tan made an additional loan to us in amount of $1,328,763. This loan bears no interest and will be due on demand. The loan proceeds were used for manufacturing facility constructions.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN ELEPHANT GLASS TECHNOLOGY, INC.

Date: July 18, 2011	/s/ Lin Tan
Lin Tan
President and Chief Executive Officer